Exhibit 99.1

Press Release

For immediate release

Company contact: Robert W. Howard, Executive Vice President—Finance and Investor Relations, or William M. Crawford, Manager of Investor Relations, 303-293-9100

Bill Barrett Corporation Announces 2005 Production and Reserves; Provides Operational

Update and 2006 Guidance

DENVER — (PR Newswire) — January 17, 2006 — Bill Barrett Corporation (NYSE: BBG) announced today that production for the year ended December 31, 2005 was 39.4 billion cubic feet equivalent (Bcfe), a 24% increase from the previous year. Production for 2005 was 92% natural gas and 8% oil. Production in the fourth quarter of 2005 was 12.3 Bcfe, a 52% increase over the fourth quarter of 2004 and a 22% increase over the third quarter of 2005.

As of December 31, 2005, the Company’s proved reserves were 341 Bcfe, a 17% increase from the previous year-end. The 2005 year-end proved reserves were 90% natural gas/10% oil and 52% proved developed producing/9% proved developed non-producing/39% proved undeveloped. The present value of the reserves, discounted at 10% per annum and before the impact of income taxes, was $1.064 billion using year-end pricing of $7.72 per million British thermal units (MMBtu) and $61.04 per barrel of oil (Bbl). The Company also had 25 wells in the Piceance and Uinta that were waiting on completion or in the process of being completed at year-end and approximately 18 Bcfe of associated reserves that are not classified as proved as of December 31, 2005. The Company did not book any offset (proved undeveloped) reserves to its recent discovery in West Tavaputs, the Peter’s Point 6-7D, due to limited production history. In addition to proved reserves, the Company estimates that, as of December 31, 2005, probable reserves were 327 Bcfe and possible reserves were 408 Bcfe (see “Forward-Looking Statements and Cautionary Statements” below).

Fredrick J. Barrett, President and Chief Operating Officer, commented, “We are proud to have achieved significant production and reserve growth in 2005, all via the drillbit. We replaced 223% of our 2005 production through an active exploration and development drilling program across our diverse portfolio of projects. We are also excited about our Board-approved $350 million 2006 capital program, which reflects a broad development plan balanced by a robust exploration program that includes delineation wells for our high profile discoveries. We continue to believe we are positioned for strong long term production and reserve growth.”

Operating and Drilling Update

As of December 31, 2005, the Company had seven conventional and four coalbed methane drilling rigs in operation, and is providing the following update on certain of its drilling activities.

Uinta Basin, Utah

West Tavaputs – During the last half of 2005, the Company drilled 15 successful shallow development wells and one deeper exploratory discovery. Net production in the area increased from 7 million cubic feet equivalent per day (MMcfed) in January 2005 to 35 MMcfed in December 2005. The Peter’s Point 6-7D (100% working interest), a discovery well in the Dakota, Entrada, and Navajo formations, is currently producing 10.1 MMcfed (gross). The well has produced nearly 0.9 Bcfe since being connected to the sales

Bill Barrett Corporation | 1099 18th Street | Suite 2300 | Denver, CO 80202

line on October 8, 2005. The Company intends to drill several delineation wells offsetting the Peter’s Point 6-7D. Five shallower Mesaverde wells drilled in 2005 were not completed as of December 31, 2005, of which four are expected to be completed in the first quarter of 2006.

The Company is expecting Approvals to Drill (APD) from the BLM to drill eight Mesaverde development wells under an exception request for winter drilling.

Lake Canyon – The Company recently reached total depth of 14,325 feet on its Mesaverde test, the #1 DLB (75% working interest), and set casing to a depth of 11,539 feet. Testing will focus on several Upper Price River and shallower Wasatch intervals where the gas shows and open hole log analysis indicates gas potential; the deeper Mesaverde and Blackhawk intervals did not warrant further evaluation. The Company intends to test and complete the well once pipeline construction into the area is completed in the next several months. The Company also participated in two 6,500 foot Green River formation wells (working interest 18.75%) operated by Berry Petroleum Company that are in the process of being tested with encouraging preliminary results. The Nielsen Marsing and the Taylor Herrick tested 98 and 163 Boepd (gross), respectively, from the same formation that is productive in neighboring Brundage Canyon on 40-acre spacing. The economic viability of the wells and our adjoining acreage will be determined following a period of sustained production testing.

Piceance Basin, Colorado

Eighty-one wells were drilled in the Piceance Basin in 2005, of which 62 were completed as of year-end. The remaining wells were waiting on completion or in the process of being completed. The Company increased net production in the Piceance from 6 MMcfed in September 2004, when the Company acquired these properties, to 26 MMcfed in December 2005.

Denver-Julesburg Basin, Colorado, Kansas, Nebraska

The Company continues to be encouraged by the results to date in its Tri-State Prairie Star area. The Helman 8-24H (horizontal) tested 170 Mcfd and the Helman 12-24 (vertical) stabilized at a test rate of 40 Mcfd. Pipeline was recently extended into the area and five additional non-operated wells were drilled in December 2005 that are waiting to be completed. Compression and gathering facilities are being built to connect these wells to sales lines. The Company will monitor performance of these wells following pipeline hookup to determine whether additional activities are warranted. The Company has a 50% working interest in 387,522 gross acres in the Denver-Julesberg Basin.

Williston Basin, Montana and North Dakota

Red Bank Extension – The Company is encouraged by the preliminary results of the Sigma Lee 14-23, a non-operated exploratory Bakken test (working interest 6.5%), adjacent to the Company’s Red Bank Extension position (61,393 gross/28,584 net acres). The well reached a total measured depth of 19,500 feet, including 8,606 feet of lateral, in late October 2005, and after a subsequent fracture stimulation is currently testing 200 Bopd. The Company will be evaluating the performance of this well as an indication of the potential economic viability of the wells in this area.

Wind River Basin, Wyoming

Along the Waltman Arch, the Company recently spud the Bullfrog 33-19, an offset delineation test to its successful Muddy discovery, the Bullfrog 14-18, which is currently producing 14.2 MMcfed (gross) and has produced in excess of 2.8 Bcfe (gross) in the Muddy since being connected to the sales line in July 2005.

Bill Barrett Corporation | 1099 18th Street | Suite 2300 | Denver, CO 80202

Hedging Update

The Company recently entered into a costless collar for 2006 for 20,000 MMBtu per day with a floor price of $8.00 and a ceiling of $14.00 (Colorado Interstate Gas price). This hedge brings the total of natural gas hedges in place in 2006 to 59,000 MMBtu per day under various costless collars at Rockies pricing points with floors ranging from $4.75 to $8.00 (weighted average $5.93) and ceilings ranging from $6.05 to $14.00 (weighted average $9.55). For 2006, 750 Bbls per day of oil has been hedged under costless collars at West Texas Intermediate pricing with floors of $42.00 and $50.00 (weighted average $42.53) and ceilings of $50.20 and $81.10 (weighted average $52.26).

2006 Capital Expenditures

The Board of Directors has approved a capital expenditure budget of $350 million for 2006 (net of expected proceeds from joint exploration programs), of which $250 million is estimated to be spent on development drilling and facilities, $66 million is estimated to be spent on exploration drilling, $18 million is estimated to be spent on leasehold acquisitions, $11 million is estimated to be spent on geologic and geophysical costs, and $5 million is estimated to be spent on equipment and other costs. The Company currently estimates it will spend $126 million in the Piceance Basin, $100 million in the Uinta Basin, $48 million in the Wind River Basin, $29 million in the Williston Basin, $22 million in Powder River Basin, and $25 million in other areas. The Company expects to participate in the drilling of approximately 415 wells, including up to 40 exploration wells. However, the amount and timing of the Company’s activities are contingent upon several items, including the closing of certain joint exploration agreements, receipt of permits to drill in the Uinta Basin, and results of certain wells (see “Forward-Looking Statements and Cautionary Statements” below).

2006 Guidance

The Company provides the following guidance for production and expenses based on information available at the time of this release.

Guidance:	First Quarter Ending March 31, 2006	Year Ending December 31, 2006
Production:

Total Natural Gas Equivalent (Bcfe)	11.5 - 12.1	43.5 – 46.0

Operating Costs (in millions):

Lease operating expense	$6.0 - $6.5	$26 - $28

Gathering and transportation expense	$3.2 - $4.0	$15 - $17

General and administrative expense (excluding non-cash stock-based compensation)	$6.1 - $6.7	$26 - $28

The guidance amounts do not include production or operating costs that may result from acquisitions. The guidance amounts are based on expected results of the Company’s capital expenditure program, but actual amounts will be dependent on existing, material operating risks including regulatory restrictions, availability and cost of drilling and completion services, and gathering, compression, and pipeline capacity (see “Forward-Looking Statements and Cautionary Statements” below) and the magnitude of future exploration and development success. Based on current industry conditions, these risks are much more prevalent in the Company’s operating areas than in prior years.

Bill Barrett Corporation | 1099 18th Street | Suite 2300 | Denver, CO 80202

Forward-Looking Statements and Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Bill Barrett Corporation may use certain terms in this news release and other communications relating to reserves and production that the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. It is recommended that U.S. investors closely consider the Company’s disclosures in Bill Barrett Corporation’s definitive prospectus dated August 17, 2005 filed with the SEC. This document is available through the SEC by calling 1-800-SEC-0330 (U.S.) and on the SEC website at www.sec.gov.

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits, surface access, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s definitive prospectus dated August 17, 2005 filed with the SEC (www.sec.gov).

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com .

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Bill Barrett Corporation | 1099 18th Street | Suite 2300 | Denver, CO 80202